Exhibit 99.1

Simclar, Inc. Announces Agreement to Acquire Litton Systems, Inc.'s Interconnect Assembly Business

Hialeah, FL- December 22, 2005- Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer, reported that it has entered into a definitive agreement to acquire certain assets of the Northrop Grumman-owned Litton Interconnect Technologies assembly business in the US. The acquisition will be made by Simclar Interconnect Technologies, Inc., a newly-formed wholly owned subsidiary of Simclar, Inc, which has agreed to pay $16 million for the US business which is based in Springfield, MO.

As part of the same transaction, Simclar's parent company, Simclar Group Ltd has also agreed to acquire certain assets of the Litton Interconnect Technologies assembly businesses in the UK and China through its subsidiary Simclar Interconnect Technologies Limited. The total purchase price for the transaction is $28 million. As the transaction includes the acquisition of a Chinese company, it is conditional upon approval by the relevant authorities in China. This approval is expected to be received in the next sixty days.

Litton Interconnect Technologies assembly business is a world-leading supplier of high-performance backplane interconnect solutions to major blue-chip customers in markets as diverse as network, wireline and wireless infrastructure, defense and electronic data processing. Backplane interconnect systems form the core of high-end electronic systems and provide the means for power distribution and data communications between electronic sub-system building blocks.

Simclar Chairman, Sam Russell, commented: "The backplane sits at the heart of every advanced electronic system, and its performance ultimately determines the overall system performance. As technology continues to move forward, we have recognized that having the ability to provide advanced backplane interconnect solutions will enable us to offer a major source of competitive advantage to our customers. Aligned with our capabilities in supply of metalwork and cabling solutions, at a stroke we will become a highly appealing one-stop-shop for original equipment manufacturers requiring system design and integration services."

Simclar, Inc., with six North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 29 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc at its website, www.simclar.com for more information about the Company.

                 Contact: Barry Pardon, President, 305 827 5240